EXHIBIT 99.1

News Release	For immediate release

Zix Corporation Announces First Quarter 2004 Financial Results

DALLAS — May 4, 2004 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of e-messaging protection and transaction services, today announced financial results for the first quarter ended March 31, 2004. ZixCorp recorded first quarter revenues of $2,843,000, an increase of 345% compared to $639,000 in the first quarter of 2003. ZixCorp recorded a first quarter 2004 net loss of $10.7 million, or $0.35 per share, compared to a net loss of $6.8 million, or $0.36 per share, for the corresponding quarter of 2003. Excluding one-time charges, ZixCorp recorded a net loss of $9.0 million or $0.30 per share. Cash and marketable securities balances as of March 31, 2004, were $24.1 million. The company booked new orders of $9.2 million in the quarter compared to $1.9 million in the first quarter of 2003 representing a 384% increase year on year.

“The first quarter of 2004 was an exceptionally busy and pivotal quarter in ZixCorp’s history,” said John Ryan, chairman and chief executive officer of ZixCorp. “We completed the acquisition and integration of MyDocOnline™, won selection by Microsoft for the groundbreaking WellPoint initiative, realigned resources towards more customer-facing roles, signed our first major pharmaceutical customer, released our next-generation anti-spam product, and maintained the progress in our communication protection line of business. In all, we asked the ZixCorp team to deliver across a broad spectrum of initiatives and I am very proud of our results.”

Business Highlights

•	Won selection by Microsoft and WellPoint as one of two e-prescribing providers (announced subsequent to March 31, 2004).

•	Completed the acquisition and integration of MyDocOnline.

•	Secure messaging in healthcare continued as a strong anchor for ZixCorp with wins at Wellspan Health, Gentiva Health Services, Memorial Hermann Healthcare System, Lifespan Corporation and others.

•	Consistent progress was made in secure messaging in the financial and insurance vertical markets with wins at Thrivent Financial for Lutherans and The Hartford, as well as an order increase from Farm Credit Services, each with an order value in excess of $100,000.

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Zix Corporation Announces First Quarter 2004 Financial Results	Page 2 of 7

•	While new to the portfolio, ZixCorp secured quick success for the Dr. Chart® product from MyDocOnline, with two sizable wins, one with Barnes-Jewish Hospital and another with Valley Hospital.

•	Success in cross selling the portfolio was evident with Group Health Inc., an e-prescribing customer that selected ZixCorp’s secure messaging solution.

•	The ZixSecure™ Center reached new levels of quality and throughput, now processing over 30 million emails per month and blocking over 18 million spam messages per month for our customers.

•	ZixCorp released the next-generation Message Inspector™ anti-spam product.

Financial Highlights for the Quarter

Revenues: Revenues were $2.8 million in the first quarter 2004, which was a 45% increase over the fourth quarter 2003. The revenue increase was across all product lines: secure messaging, Message Inspector/Web Inspector™, PocketScript™, and from the addition of the MyDocOnline products. For the quarter, MyDocOnline products contributed $123,000 in revenue from two months of activity.

Costs: In the first quarter, ZixCorp’s operating costs totaled $13.6 million, which included $3.0 million in non-cash items. This is compared with total operating costs (cash and non-cash) of $10.2 million in the fourth quarter 2003. The increase in costs is from the inclusion of MyDocOnline for two months, which had an impact of $1.7 million, one-time charges for employee termination costs of $1.5 million, and another one-time charge of $152,000 of in-process R&D expenses related to the MyDocOnline acquisition. The termination charges are part of an initiative to shift resources and investment from overhead areas to positions closer to the customer, such as sales, deployment specialists, and customer service representatives. The net savings from this initiative are more than $2.2 million a year that will be utilized for the customer-facing increases mentioned earlier.

Balance Sheet: At quarter-end, the company’s cash and marketable securities totaled $24.1 million. Cash used in the quarter was affected by the acquisition of MyDocOnline, which had net cash utilization from two months of operations of approximately $1.3 million. This was in line with expectations and the company plans for rapid improvement in the cash flow from the acquisition over the next few quarters. The expenditures in the first quarter for property and equipment totaled $883,000, which was ahead of the company’s normal run rate of $500,000 a quarter.

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Zix Corporation Announces First Quarter 2004 Financial Results	Page 3 of 7

The increase was primarily related to additional investment in the ZixSecure Center. With this investment, ZixCorp can now transfer data center activity for MyDocOnline to the ZixSecure Center, which will result in a savings of $1.0 million a year as MyDocOnline had previously been paying a third party for data center services. Transfer of service to the ZixSecure Center will be completed in the second quarter of 2004.

In the first quarter, the company had stock option and warrant exercises by employees, former employees, and private placement investors, which delivered $11.0 million in cash and resulted in 1,403,647 shares of common stock being issued. Additionally, subsequent to March 31, 2004, ZixCorp received another $9.3 million in cash from warrant and option exercises and an additional 868,486 shares of common stock were issued.

Accounting for the MyDocOnline Acquisition

On January 30, 2004, ZixCorp announced that it had acquired substantially all of the assets and business of MyDocOnline from Aventis Pharmaceuticals for 583,411 shares of common stock valued at $9.0 million and warrants to purchase 145,853 shares of ZixCorp’s common stock, which were valued at $1.5 million. The total purchase price was $10.8 million, including acquisition costs of $0.3 million. Additionally, the company received $4.0 million in cash from Aventis representing prepayment for services and $3.0 million in cash in the form of a loan, which may be repaid in cash, common stock, or services. The company determined the preliminary accounting value of the purchase price as the difference between the cash received and the total purchase price. The resulting amount of $3.8 million was allocated to the fair market value of the assets acquired and liabilities assumed in the acquisition. Because the fair value of the liabilities associated with the $3.0 million loan payable and $4.0 million services order are not yet reasonably determinable, these amounts are not reflected on the company’s balance sheet at this time. As the value of these liabilities becomes determinable, the associated amounts will be included in liabilities and the purchase price allocation will be updated, as permitted under GAAP.

Financial Outlook

For the second quarter 2004, ZixCorp expects revenue in the $3.4 to $3.8 million range and an ending cash balance of at least $24.0 million.

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Zix Corporation Announces First Quarter 2004 Financial Results	Page 4 of 7

About Zix Corporation

Zix Corporation (ZixCorp®) is a global provider of e-messaging protection and transaction services. ZixCorp offers a range of solutions to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption and e-prescribing. ZixCorp helps organizations of any size to streamline operations, mitigate risks, and leverage the efficiencies of e-messaging. For more information, visit www.zixcorp.com.

Safe Harbor Statement for ZixCorp

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for its products and services, including the products and services offered by its recently acquired businesses; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in e-messaging protection and transaction services business; and the company’s ability to successfully and timely introduce new e-messaging protection and transaction services, products, or related services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

ZixCorp Contact: Kim Tompkins (214) 515-7338, or email invest@zixcorp.com

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Zix Corporation Announces First Quarter 2004 Financial Results	Page 5 of 7

ZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003
Revenues	$2,843	$639
Cost of revenues	(3,160)	(1,760)
Research and development expenses	(2,691)	(1,204)
Selling, general and administrative expenses	(7,777)	(4,523)
Investment and other income	58	41
Realized and unrealized gains on investments	70	—

Loss from continuing operations before income taxes	(10,657)	(6,807)
Income taxes	(29)	(24)

Loss from continuing operations	(10,686)	(6,831)
Discontinued operations	—	—

Net loss	$(10,686)	$(6,831)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.35)	$(0.36)
Discontinued operations	—	—

Net loss	$(0.35)	$(0.36)

Weighted average common shares outstanding	30,200	20,570

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Zix Corporation Announces First Quarter 2004 Financial Results	Page 6 of 7

ZIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Cash and marketable securities	$24,083	$13,852
Receivables, net	504	359
Other current assets	1,524	1,147
Property and equipment, net	4,296	3,151
Intangible assets, net	5,655	3,589
Goodwill	4,323	4,321

	$40,385	$26,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$4,630	$3,738
Deferred revenue	5,481	4,762
Stockholders’ equity	30,274	17,919

	$40,385	$26,419

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Zix Corporation Announces First Quarter 2004 Financial Results	Page 7 of 7

ZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2004	March 31, 2003
Loss from continuing operations	$(10,686)	$(6,831)
Non-cash expenses, net	2,921	1,104
Changes in assets and liabilities, net	863	1,770
Discontinued operations	(39)	(35)

Net cash used by operating activities	(6,941)	(3,992)
Purchases of property and equipment, net	(883)	(576)
Purchases and sales of marketable securities, net	2,495	4,981
Partial recovery of investment in Maptuit Corporation	70	—
Cash acquired from acquisitions, net	7,000	—

Net cash provided (used) by investing activities	8,682	4,405
Proceeds from exercise of stock options and warrants	10,985	334

Net cash provided by financing activities	10,985	334

Increase in cash and cash equivalents	12,726	747
Cash and cash equivalents, beginning of period	6,599	7,586

Cash and cash equivalents, end of period	$19,325	$8,333

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